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                                                                   EXHIBIT 10.11

                            HUMAN RESOURCES AGREEMENT

            Tenneco Inc., a Delaware corporation; ("Tenneco"), Tenneco Packaging Inc., a wholly-owned subsidiary of Tenneco ("TPI") and Packaging Corporation of America, a Delaware corporation ("Newco"), hereby agree to the terms and conditions hereof regarding certain labor, employment, compensation and benefit matters occasioned by the transactions described in that certain Contribution Agreement dated as of January 25, 1999, by, between and among TPI, PCA Holdings LLC, a Delaware limited liability company ("PCA") and Newco (the "Transaction").

      1. Definitions

            The following term, when capitalized herein, shall have the meaning set forth in this Section 1. All other capitalized terms contained but not otherwise defined herein shall have the meaning ascribed to them in the Contribution Agreement.

                  "Newco Employees" shall mean the active employees of the
            Containerboard Business on the Closing Date who become employees of Newco or one of its subsidiaries immediately following the Transaction.


      2. General Employment Matters

            2.1 Contemporaneously with the contribution of the Containerboard Business to Newco (the "Closing Date"), TPI shall cause the employment of all active employees of the Containerboard Business (including those considered active despite being absent on that date for reasons such as short-term illness or vacation) to be transferred to Newco. The Schedule entitled "Schedule 1 to Human Resources Agreement", sets forth a list of certain employees of the Containerboard Business who it is anticipated will be Newco Employees; and beginning with the list, the parties will finalize the personnel to be transferred to Newco prior to the Closing Date. Except as otherwise specifically provided herein or in the Contribution Agreement, Newco shall assume and thereafter pay, perform and discharge any and all employment, compensation and benefit liabilities incurred or accrued after the Closing Date, with respect to all Newco Employees and their dependents. The responsibility for all employment, compensation and benefit liabilities incurred or accrued on or before the Closing Date shall be as provided in the Contribution Agreement. Notwithstanding anything else herein, Newco shall recognize the vacation accrual of the Newco Employees as of the Closing Date provided the amount of such obligation is accrued in the Final Working Capital Statement. Any employee of the Containerboard Business who is absent from active service on the Closing Date by reason of such employee's entitlement to short-term disability, long-term disability or workers' compensation

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benefits shall be afforded employment by Newco effective upon his or her availability to return to active service under the terms and conditions of employment applicable to comparably situated employees on the date of his or her return; provided, that, for the period prior to such return to active service, such person shall remain covered under the TPI benefit plans as such person was covered as of the Closing Date and TPI shall remain responsible for all employee benefit obligations accrued or incurred by or payable to such person during such period, and the rights of any such person and his or her dependents with respect to employment, compensation and benefits shall be determined by the terms and conditions of employment applicable immediately prior to the Closing Date (as they may be amended from time to time by Tenneco or TPI) and nothing herein shall be construed to require that such person receive any right greater than that applicable to any comparably situated person who is an active employee of the Containerboard Business on the Closing Date. TPI shall be responsible for all obligations related to or arising from any person who is not employed by Newco as of the Closing Date, including any person who has retired or terminated employment on or prior to the Closing Date and TPI shall indemnify Newco from and against any and all such obligations.

            2.2 The initial compensation (base salary or wage level) of each Newco Employee shall be the same as his/her compensation (base salary or wage level) immediately prior to the Closing Date. Nothing in this Agreement shall give any Newco Employee any right to continued employment with Newco beyond the Closing Date.

            2.3 Except as specifically provided herein, Newco shall cause to be provided employee compensation and benefit plans and programs to the Newco Employees by having such persons continue to participate in the TPI and Tenneco plans during the applicable transition period as provided herein. At the Closing Date, or conclusion of the transition period, if applicable, Newco shall adopt such plans which will give effect to the following:

                  (i) effective immediately after the Hourly Plan Transition Date, a defined benefit pension plan covering hourly Newco Employees substantially equivalent to the defined benefit plans covering the hourly Newco Employees immediately prior to the Hourly Plan Transition Date, but counting pre-Hourly Plan Transition Date service and participation to the extent counted by Tenneco and TPI plans prior to the Hourly Plan Transition Date for all purposes, including without limitation benefit accrual; provided that such Newco Plan may offset benefits by benefits actually provided under Tenneco and TPI plans;

                  (ii) effective immediately after the DC Plan Transition Date, the Newco DC Plan, as defined in section 4.4 hereof, provided, that pre-DC Plan Transition Date service and participation shall be counted for all purposes and provided further that matching contributions shall not be made in Tenneco stock;


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                  (iii) immediately after the Salaried Plan Transition Date, a structure substantially equivalent to the Tenneco Supplemental Executive Retirement Plan (the "SERP"), including any and all special appendices and other documents providing special benefits for individual Newco Employees (the "Special Benefits");

                  (iv) structures substantially equivalent to the Tenneco Inc. Executive Incentive Compensation Plan and the Tenneco Inc. Deferred Compensation Plan;

                  (v) severance benefits under which Newco shall provide Newco Employees who are separated from service within one year of the Closing Date, severance benefits in circumstances, of a type and amount and subject to rules equivalent to those applicable to similarly-situated employees of TPI immediately prior to the Closing Date; and

                  (vi) effective as of the Closing Date, except as otherwise provided herein, other welfare plans (including retiree medical and life benefits for those employees not covered by Section 6.1(b)) and compensation and benefits which are substantially equivalent to those covering the Newco Employees immediately prior to the Closing Date.

Except as specifically provided herein, such Newco Plans shall be continued without material modification or amendment until at least December 31, 1999; provided, that no modification or amendment may be made without the written consent of the affected employee to any Special Benefit under the SERP at any time after the Closing Date which could not have been made prior thereto, and, provided further, that at all times such Special Benefits shall be binding upon any successor to Newco. Newco and Newco Plans shall, in addition to the specific requirements stated above, count service and participation to the extent counted by Tenneco, TPI and plans maintained by either for all compensation and benefit purposes, to the extent such service recognition does not result in a duplication of benefits.

      3. Collective Bargaining

            3.1 Newco shall assume all collective bargaining agreements covering employees of the Containerboard Business as of the Closing Date, but only to the extent that such collective bargaining agreements cover Newco Employees. This assumption shall not restrict any right Newco may have to renegotiate, reopen or otherwise seek changes in any of such agreements.

            3.2 Upon the Closing Date, Newco shall recognize all incumbent labor organizations which, as of that date, have established collective bargaining relationships


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covering employees in the Containerboard Business, but only to the extent that such collective bargaining relationships cover Newco Employees.

            3.3 Without limiting the generality of Newco's obligations under Sections 3.1 and 3.2, Newco shall provide Newco Employees the terms and conditions of whose employment is subject to collective bargaining agreements and/or established by collective bargaining relationships, with the wages, benefits, and terms and conditions of employment required by such agreements including contributions to multi employer pension plans, except that: (i) participation in the Tenneco Inc. Employee Stock Purchase Plan will cease as of the Closing Date; (ii) no additional amounts may be invested in Tenneco stock in any defined contribution plan maintained by Newco after the Closing Date; and
(iii) except as specifically provided herein, participation in any and all Tenneco sponsored employee benefits plans shall cease as of the Closing Date, but Newco shall afford Newco Employees covered by Sections 3.1 and 3.2 benefits identical to the benefits provided under such plans prior to the Closing Date, except as provided in items (i) and (ii) of this sentence.


      4. Pension Benefits

            4.1 (a) Tenneco shall cause the Tenneco Retirement Plan to provide continued coverage for salaried Newco Employees until the earlier of (i) five years from the Closing Date, or (ii) the date specified in the notice provided to Tenneco by Newco that such arrangement will terminate (the "Salaried Plan Transition Date"). The Tenneco Retirement Plan shall not be required to permit persons who become employed by Newco after the Closing Date (and who are not already a participant) to participate. Newco shall use its best efforts to design a qualified plan structure that will succeed the Tenneco Retirement Plan for such salaried Newco Employees. The Tenneco Retirement Plan shall be amended to provide that the salaried Newco Employees' service and compensation earned with Newco (or an affiliate in the Containerboard Business) shall be considered under such plan as if it were earned with TPI. The Tenneco Retirement Plan shall retain all of the benefits accrued as of the Salaried Plan Transition Date with respect to each Newco Employee that has participated therein. In addition, the Tenneco Retirement Plan shall be amended to provide that service with Newco after the Salaried Plan Transition Date will be recognized as service under such plan for purposes of determining such person's eligibility for benefits thereunder (but not for purposes of determining additional retirement benefit accruals beyond that accrued as of the Salaried Plan Transition Date).

            (b) Newco shall pay an amount in cash, as Tenneco shall direct, for the continued coverage of the salaried Newco Employees in the Tenneco Retirement Plan. The amount of such payment with respect to each 12 month period following the Closing Date shall be the dollar amount as set forth in the following chart; provided, if there is a material increase in the pension costs with respect to the salaried employees of


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Newco participating therein as a result of salary increases which exceed in the aggregate the assumed salary increase applicable to the plan, the parties shall negotiate in good faith an appropriate adjustment in such amount.

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                                      Dollar Amount
Year of Coverage                      (millions)
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First                                 4
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Second                                4
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Third                                 6
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Fourth                                8
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Fifth                                 10
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The amount payable to Tenneco shall be prorated for any partial year of participation.

            4.2 (a) TPI shall cause its defined benefit pension plan covering hourly employees (the "TPI Hourly Plan") to provide continued coverage for current and future hourly employees of Newco that are currently participants therein or would be eligible for participation under the terms of said plan until the earlier of (i) December 31, 2000 or (ii) the date specified in the notice provided to TPI by Newco that such arrangement will terminate (the "Hourly Plan Transition Date"). The TPI Hourly Plan shall be amended to provide that service and compensation (if applicable) earned with Newco (or an affiliate in the Containerboard Business) by such hourly employees shall be considered under the TPI Hourly Plan as if it were earned with TPI. The TPI Hourly Plan shall retain all of the benefits accrued as of the Hourly Plan Transition Date with respect to each Newco Employee that has participated therein. In addition, the TPI Hourly Plan shall be amended to provide that service with Newco after the Hourly Plan Transition Date will be recognized as service under such plan for purposes of determining such person's eligibility for benefits thereunder (but not for purposes of determining additional retirement benefit accruals beyond that accrued as of the Hourly Plan Transition Date).

            (b) Newco shall pay an amount in cash, as Tenneco shall direct, for the continued coverage of the hourly Newco employees in the TPI Hourly Plan. The annual amount of such payment shall be $1.2 million; provided, that in the event that there is a material increase in pension costs with respect to the hourly Newco Employees because of an increase in the size of the hourly workforce or because increased benefits are negotiated with one or more unions or otherwise, the parties hereto shall negotiate in good faith an appropriate increase in the amount to be paid by Newco for such continued coverage. This payment shall be prorated for any partial year of participation.


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            (c) Newco shall not assume any obligation accrued under the Tenneco
Retirement Plan or the TPI Hourly Plan, and no assets shall be transferred from any such plan to Newco. Tenneco and TPI shall indemnify and save Newco harmless from and against any and all obligations and liabilities, of whatever nature, arising from or related to the Tenneco Retirement Plan and the TPI Hourly Plan.

            4.3 (a) Tenneco shall amend, or cause to be amended, the qualified defined benefit pension plans to provide that all benefits accrued as of the applicable transition date by Newco employees that participate therein will be fully vested and non-forfeitable. Tenneco shall inform the Newco employees of their accrued benefits within a reasonable time after the transition date.

            (b) Tenneco shall amend, or cause to be amended, the qualified defined benefit pension plans to provide that service with Newco will be used to determine whether Newco Employees who are participants in such plans attain eligibility for subsidized early retirement benefits. Newco shall provide to Tenneco such information as it shall request in order to determine service with Newco and its subsidiaries for purposes of applying this Section 4.3.

            (c) Under Tenneco's qualified defined benefit pension plans, the Transaction will not be treated as a separation from service for purposes of entitling Newco Employees to commence receiving benefits until they attain normal retirement age under the terms of such plans. Tenneco's qualified defined benefit pension plans will count separation from service with Newco as such a separation from service as to Newco Employees.

            Notwithstanding any other provision hereof, if Tenneco determines that the present value of the accrued benefit of any Newco Employee under Tenneco's qualified defined benefit pension plans as of the applicable transition date is not greater than $5,000 or such other amount permitted by law, such Newco Employee's accrued benefit may, at Tenneco's discretion, be paid to him or her in a lump sum, and he or she shall have no further interest in or claim against Tenneco qualified defined benefit pension plans.

            (d) Tenneco's qualified defined benefit pension plans shall not be required to count service with Newco and its subsidiaries after the applicable transition date for the purpose of benefit accrual or to adjust benefits pursuant to any future collective bargaining agreement entered into by Newco.

            4.4 The participation of Newco Employees in Tenneco's qualified defined contribution plans shall cease as of December 31, 1999 (or such earlier date as determined by Newco, the "DC Plan Transition Date"). Upon cessation of participation in the Tenneco DC Plan, Newco shall extend coverage under one or more defined contribution plans established by Newco (the "Newco DC Plan"), and Tenneco's


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qualified defined contribution plans shall transfer the account balances of all
Newco Employees to the Newco DC Plan. Such transfer shall be in cash, except that the Newco DC Plan will accept Tenneco stock for the Tenneco stock fund portion of such account balances, and participant promissory notes for the outstanding participant loans. The Newco DC Plan shall not offer Tenneco stock as an investment option for contributions or transfers made on or after the Closing Date.


      5. Executive Compensation

            5.1 Participation by Newco Employees in future benefit accruals under the Tenneco Supplemental Executive Retirement Plan shall cease as of the Salaried Plan Transition Date; however, those plans shall continue to cover the Newco Employees who have accrued benefits under that plan on the Salaried Plan Transition Date. Rules similar to the rules of Section 4 hereof shall apply to that plan. Tenneco shall not charge Newco for any payments made to Newco Employees under that plan.

            5.2 The participation of Newco Employees in the Tenneco Inc. Deferred Compensation Plan (the "DC Plan") shall cease as of the Closing Date. As of the Closing Date, Newco shall assume the liability for the accounts of Newco Employees in the DC Plan. Tenneco shall transfer to Newco all amounts credited to Newco Employees under the DC Plan along with cash equal to such accounts and the total of each Newco Employee's accounts in the DC Plan as of the Closing Date shall become the opening balance of his account in the Newco Non-qualified Deferred Compensation Plan as of the Closing Date.

      6. Welfare Benefits

            6.1 (a) The Newco Employees and their dependents shall continue to participate in all Tenneco welfare benefit plans for the period commencing with the Closing Date and ending on December 31, 1999 (or such earlier date as determined by Newco). Newco shall reimburse Tenneco for all direct benefit costs incurred by Newco Employees and their dependents under such plans during such period in a manner consistent with past practice together with a reasonable administrative fee. Newco may substitute a plan of its own sponsorship providing equivalent benefits for any such benefit.

                  (b) Newco Employees shall not be deemed to have retired or otherwise separated from service solely on account of the Transaction for purposes of entitling them to elect retiree medical and life benefits. Newco Employees who are eligible to retire and receive retiree medical and life benefits under the Tenneco and TPI plans on or before the Closing Date, or who attain eligibility counting service with Newco and age attained within two years of the Closing Date, may upon separation from service with Newco elect to receive such benefits in accordance with the rules of the applicable


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Tenneco and TPI plans as then in effect including, without limitation, the requirement that an eligible employee who does not elect coverage upon initial eligibility may not, at a later date, elect such coverage. No other Newco Employee may elect to receive such benefits. If a Newco Employee once elects such coverage and then elects not to continue it, he or she may not again elect such coverage.

      7. General

            7.1 The parties hereto agree to administer all plans consistently herewith and to the extent necessary to amend plans accordingly.

            7.2 This agreement shall not confer third-party beneficiary rights upon any Newco Employee or any other person or entity.

            7.3 Each party shall bear all costs and expenses, including but not limited to legal and actuarial fees, incurred in the design, drafting and implementation of its plans and compensation structures and the amendment of its existing plans or compensation structures.

            7.4 All or a portion of any or all of the powers, rights, duties and obligations of Tenneco or TPI hereunder may be assigned to any current or future parent, subsidiary, affiliate (including, without limitation, Tenneco Management Corporation and Tenneco Business Services, Inc. or successor to all or any material portion of the business of Tenneco or TPI. For purposes hereof, it is specifically provided that each of specialty packaging and automotive is a material portion of the business of Tenneco. Such assignment may be made to such permitted assignees and in such form and manner as TPI and Tenneco shall determine in their discretion.


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            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 12th day of April 1999.

                                TENNECO INC.


                                By /s/ Paul T. Stecko
                                  ------------------------------


                                TENNECO PACKAGING INC.


                                By: /s/ James V. Faulkner, Jr.
                                  ------------------------------


                                PACKAGING CORPORATION OF AMERICA


                                By: /s/ Richard B. West
                                  ------------------------------



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